Exhibit 10.3

EXECUTION VERSION

CONFIDENTIAL

SPONSOR EQUITY Agreement

This Sponsor Equity Agreement (this “Agreement”), dated as of November 26, 2025, is entered into by and between Apeiron Investment Group Limited, a company incorporated in Malta (“Apeiron”), and A SPAC IV (Holdings) Corp., a British Virgin Islands company (“Sponsor”). Unless context otherwise requires, terms not defined herein have the meanings ascribed to them in the Business Combination Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (“Acquiror”), has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among Enhanced Ltd, a Cayman Islands exempted company (the “Company”), Acquiror and A Paradise Merger Sub I, Inc., a Cayman exempted company (“Merger Sub”), pursuant to which, among other things, Acquiror, Merger Sub and the Company intend (a) to effect a merger of the Company with and into Merger Sub, with the Company surviving as a wholly owned Subsidiary of Acquiror (the “First Merger”) and (b) that the surviving company of the First Merger will merge with and into Acquiror, which shall have domesticated to Texas prior to the First Merger and shall survive and change its name in accordance with Section 2.5 of the Business Combination Agreement;

WHEREAS, Sponsor is the sponsor of Acquiror and owns (a) all of the issued and outstanding Class B ordinary shares of Acquiror (the “Acquiror Class B Common Stock”) and (b) certain issued and outstanding units of Acquiror (such units owned by Sponsor as of the date hereof, the “Acquiror Units”); and

WHEREAS, subject to the consummation of the closing of the transactions contemplated by the Business Combination Agreement ( the “Closing”), Apeiron desires to grant Sponsor an option to require Apeiron to purchase, and Sponsor desires to grant Apeiron an option to purchase, certain of the Equity Securities then-held by Sponsor in the Surviving Company, including securities of the Surviving Company issued in exchange of the Acquiror Class B Common Stock and the Acquiror Units (collectively, the “Sponsor Securities”), in each case, subject to the terms and conditions set forth in this Agreement. For purposes of this Agreement “Equity Securities” means, with respect to any Person, all of the shares of capital stock, or equity of such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or of equity of such Person, any securities convertible into or exchangeable for shares of capital stock or equity of such Person and all of the other ownership, equity-based compensation or profit interests of such Person, whether voting or nonvoting.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties hereto hereby acknowledge and agree as follows:

1. Deposit.

(a)  On or before the date hereof, Apeiron shall pay, or cause to be paid, to Sponsor an amount equal to $5,500,000 by wire transfer of immediately available funds to an account designated by Sponsor in writing (the “Deposit”).

(b)  The Deposit, other than the portion equal to the amount of applicable Termination Fee payable under Section 2, is non-refundable.

2.  Termination Fee.

(a)  Sponsor shall pay Apeiron a Termination Fee to be determined in Section 2(b) by wire transfer of immediately available funds designated by Apeiron, within ten Business Days after the day on which the Business Combination Agreement is terminated in accordance with Section 10.4(a) thereof, subject to the following conditions:

A.  the principal and direct cause of such termination is a willful breach of Business Combination Agreement by the Acquiror or the Merger Sub; and

B.  in no event shall Sponsor be required to pay the Termination Fee if the breach or failure to satisfy any condition is due, in whole or in part, to any event, circumstance, or condition beyond the reasonable control of Sponsor, the Acquiror or the Merger Sub, including without limitation, acts or omissions of third parties, changes in law, government actions, or force majeure events; and provided, further, that, at the time of any such termination, all of the other conditions set forth in Section 9.1 and Section 9.2 of the Business Combination Agreement have each been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions were capable of being satisfied if the Closing occurred at the same time as the termination of this Agreement).

(b)  “Termination Fee” shall mean an amount equal to the lowest of the following, provided that the conditions associated with such lower amount are met:

A.  $4,875,000;

B.  $4,250,000, if those portions of the Proxy Statement/Registration Statement for which the Acquiror and its Representatives (excluding its auditors) are responsible (as set out in the latest allocation schedule circulated among the Parties as of the date hereof) have been prepared by the Acquiror or its Representative (excluding its auditors) and are substantially ready on or before December 1, 2025 to be included in the Proxy Statement/Registration Statement to be filed with the SEC (“Milestone #1”); or

C.  $4,000,000, if (x) Milestone #1 is reached and (y) either (A) the Acquiror has, within two (2) weeks following receipt of any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement (the “SEC Comments”), responded to or caused responses to be provided to such SEC Comments on those portions of the Proxy Statement/Registration Statement for which the Acquiror and its Representatives (excluding its auditors) are responsible, as set out in the allocation schedule to be circulated and agreed among the Parties within 24 hours following the receipt of such SEC Comments, or (B) the SEC or its staff has not raised any comments in relation to the portions in (A).

3.  Put Option.

(a)  Subject to (i) the consummation of the Closing, and (ii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority prohibiting or otherwise restraining such exercise of the Put Option, at any time from the Closing until the date that is 90 days following the Closing (the “Option Period”), Sponsor shall, subject to the terms and conditions of this Agreement, including Section 3(e), have the right to sell or cause the sale, on one or more occasions, to Apeiron, and Apeiron shall, upon exercise of such right by Sponsor (as set out below), purchase up to 100% of the Sponsor Securities that Sponsor is authorized to deliver to Apeiron, free and clear of all Liens, other than (i) generally applicable restrictions on transfer under applicable securities Laws, (ii) restrictions on transfer under this Agreement, the Business Combination Agreement, the Ancillary Agreements, and the agreements disclosed in Schedule A, and (iii) restrictions on transfer disclosed under the Acquiror SEC Filings (including the lock-up provisions disclosed under the Prospectus), at a price determined in accordance with Section 3(b) (the “Put Option” and such consideration, the “Put Option Consideration”), by Sponsor providing written notice of the exercise of the Put Option (the “Put Option Notice”) to Apeiron in the form set forth on Exhibit C, which Put Option Notice shall be unconditional and irrevocable and shall specify the number of Sponsor Securities that Sponsor is authorized to deliver to Apeiron on the Put Option Closing Date (the “Put Option Authorized Sponsor Securities”).

(b)  (i) In the case of an initial exercise of the Put Option (the “First Put Option Exercise”), the Put Option Consideration payable to Sponsor in respect of the purchase by Apeiron of the Put Option Authorized Sponsor Securities shall be the difference of:

A.	(1) the dollar amount set forth on Exhibit A under the column titled “Put Option Consideration” opposite the percentage that is equal to (A) the amount of Sponsor Securities that the Sponsor is authorized to sell to Apeiron as of Closing (the “Pool”), divided by (B) the aggregate amount of Sponsor Securities as of Closing (which percentage shall, if not a whole number, be rounded down to the nearest whole percentage, the “Pool Percentage”), multiplied by (2) a percentage equal to (A) the amount of Sponsor Securities sold by Sponsor to Apeiron on the relevant Put Option Closing Date, divided by (B) the Pool (such percentage, the “Put Portion”); and

B.	the Deposit.

(ii) In the case of any other Put Option exercise, the Put Option Consideration payable to Sponsor in respect of the purchase by Apeiron of the Put Option Authorized Sponsor Securities shall be the dollar amount calculated pursuant to Section 3(b)(i)(A), minus any amount by which the Deposit exceeds the aggregate Put Option Consideration associated with one or more previous exercises of the Put Option.

(c)  Following receipt by Apeiron of the Put Option Notice, Sponsor and Apeiron will consummate the sale and purchase of the Put Option Authorized Sponsor Securities as soon as reasonably practicable, and in any event within five Business Days of the delivery of the Put Option Notice to Apeiron, or at such other time or place as Apeiron and Sponsor may agree in writing (the “Put Option Closing Date”).

(d)  Subject to delivery of the Put Option Notice identifying the Put Option Consideration pursuant to Section 3(b), on the Put Option Closing Date, (i) Apeiron will pay, or cause to be paid, to Sponsor, by wire transfer of immediately available funds to the account or accounts previously designated by Sponsor to Apeiron in writing no later than two Business Days prior to the Put Option Closing Date, an amount equal to the Put Option Consideration and (ii) Sponsor shall deliver, or cause to be delivered, to Apeiron (or its designated Affiliate(s)) (A) an instrument of transfer in the form requested by the transfer agent and reasonably acceptable to Apeiron; provided, that such securities so delivered may contain such legends as are required by applicable securities Law and the related rules and regulations thereunder; and (B) a certificate signed on behalf of Sponsor by a duly authorized officer of Sponsor (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the representations and warranties of Sponsor set forth in Section 5(b) shall be true and correct (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (a “Sponsor Closing Certificate”) as of the Put Option Closing Date.

(e)  The Put Option shall automatically expire and shall not be exercisable following expiration of the Option Period.

4.  Call Option.

(a)  Subject to (i) the consummation of the Closing and (ii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority prohibiting or otherwise restraining such exercise of the Call Option, at any time during the Option Period, Apeiron shall, subject to the terms and conditions of this Agreement, including Section 4(f), have the right to, on one or more occasions, purchase, and to cause Sponsor to sell, or cause the sale of, and Sponsor shall, upon exercise of such right by Apeiron (as set out below), sell up to 100%, but no less than 80%, of Sponsor Securities that Sponsor is authorized to deliver to Apeiron, free and clear of all Liens, other than (i) generally applicable restrictions on transfer under applicable securities Laws, (ii) restrictions on transfer under this Agreement, the Business Combination Agreement, the Ancillary Agreements, and the agreements disclosed in Schedule A and this Agreement, and (iii) restrictions on transfer disclosed under the Acquiror SEC Filings (including the lock-up provisions disclosed under the Prospectus), at a price determined in accordance with Section 4(c) (the “Call Option” and such consideration, the “Call Option Consideration”), by providing written notice of the exercise of the Call Option (the “Call Option Notice”) to Sponsor in the form attached as Exhibit D, which Call Option Notice shall be unconditional and irrevocable. Notwithstanding the foregoing, following any Put Option Notice, Apeiron shall only be required to exercise the Call Option with respect to 80% of (x) the Sponsor Securities minus (y) the amount of Sponsor Securities as to which the Put Option has been exercised, which amount, in addition to any Sponsor Securities as to which the Put Option has been exercised, shall be no greater than the amount of Sponsor Securities that the Sponsor is authorized to sell to Apeiron; and provided further, that, if the total Put Option Consideration is less than the Deposit, the difference between the Deposit and the Put Option Consideration shall be deducted from the Call Option Consideration that is payable by Apeiron.

(b)  Within two Business Days of receipt by Sponsor of the Call Option Notice, Sponsor shall deliver to Apeiron a written response (the “Call Option Response”), which written response shall set forth the number of Sponsor Securities that Sponsor is authorized to deliver to Apeiron on the Call Option Closing Date (the “Call Option Authorized Sponsor Securities”). For the avoidance of doubt, in no event shall the Call Option Authorized Sponsor Securities represent less than 78% of the Sponsor Securities.

(c)  The Call Option Consideration payable to Sponsor in respect of the purchase by Apeiron of the Call Option Authorized Sponsor Securities shall be the difference of:

A.	(1) the dollar amount set forth on Exhibit B under the column titled “Call Option Consideration” opposite the percentage that is equal to the Pool Percentage, multiplied by (2) a percentage equal to (A) the amount of Sponsor Securities sold by Sponsor to Apeiron on the relevant Call Option Closing Date, divided by (B) the Pool (such percentage, the “Call Portion”); and

B.	the Deposit.

(d)  Following receipt by Apeiron of the Call Option Response, Sponsor and Apeiron shall consummate the sale and purchase of the Call Option Authorized Sponsor Securities as soon as reasonably practicable (and in any event no later than two Business Days following the receipt of the Call Option Response by Apeiron) (the “Call Option Closing Date”).

(e)  Subject to delivery of the Call Option Response identifying the Call Option Consideration pursuant to Section 4(c), on the Call Option Closing Date, (i) Apeiron will pay, or cause to be paid, to Sponsor, by wire transfer of immediately available funds, an amount equal to the Call Option Consideration, and deliver a certificate signed on behalf of Apeiron by a duly authorized officer of Apeiron (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the representations and warranties set forth in Section 5(a) shall be true and correct as of the Call Option Closing Date and (ii) Sponsor shall deliver, or cause to be delivered, to Apeiron (A) an instrument of transfer in the form requested by the transfer agent and reasonably acceptable to Apeiron; provided that, such securities so delivered may contain such legends as are required by applicable securities Law and the related rules and regulations thereunder and (B) a Sponsor Closing Certificate as of the Call Option Closing Date.

(f)  The Call Option shall automatically expire and shall not be exercisable following expiration of the Option Period.

(g)  If Apeiron serves a Call Option Notice and Sponsor serves a Put Option Notice, then the first-served Call Option Notice or Put Option Notice shall take precedence.

5.  Representations and Warranties.

(a)  Apeiron hereby represents, on behalf of itself, to Sponsor, as of the date hereof and the Put Option Closing Date or the Call option Closing Date (as applicable) as follows:

A.  Existence; Authorization; Enforceability. Apeiron is duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation and organization. Apeiron is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. Apeiron has all requisite company or corporate power and authority to enter into and deliver this Agreement, and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by Apeiron, and this Agreement constitutes Apeiron’s valid and binding obligation, enforceable against Apeiron in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

B.  No Conflicts. The execution and delivery of this Agreement by Apeiron and the transactions contemplated hereby do not and will not (A) conflict with or violate any provision of, or result in the breach of, or default under the Governing Documents of Apeiron, or (B) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Apeiron.

C.  Litigation. There are no Proceedings pending or, to the Knowledge of Apeiron, threatened against Apeiron, and Apeiron is not a party to or subject to the provisions of any Governmental Order which would threaten or call into question the validity of, or prevent or delay the consummation of, the transactions contemplated by this Agreement.

D.  Brokers. Neither Apeiron nor any of its officers, directors, or employees has employed a broker or finder or incurred any liability for any brokerage fee, finder’s fee, or other commission in connection with the transactions contemplated hereby.

E.  Securities Act. Any offer and sale of securities under this Agreement is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, Apeiron represents and warrants to the Sponsor that (i) it has the financial ability to bear any economic risk arising from the transactions contemplated by this Agreement, (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act, and (iii) it is not entering into this Agreement with a view to the distribution or resale of securities in violation of applicable law.

(b)  Sponsor hereby represents, on behalf of itself, to Apeiron as of the date hereof and the Put Option Closing Date or the Call Option Closing Date (as applicable) as follows, provided that any reference to “Sponsor Securities” in the following representations and warranties of Sponsor made as of the Put Option Closing Date or the Call Option Date should be deemed to only apply to the relevant Put Option Authorized Sponsor Securities or Call Option Authorized Sponsor Securities, respectively (the “Authorized Sponsor Securities”):

A.  Existence; Authorization; Enforceability. Sponsor is duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation and organization. Sponsor is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. Sponsor has all requisite company or corporate power and authority to enter into and deliver this Agreement, and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed, and delivered by Sponsor, and constitutes Sponsor’s valid and binding obligation, enforceable against Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

B.  Ownership. Except as disclosed in Schedule A, (A) Sponsor directly owns all right, title and interest (legal and beneficial) in and to the Sponsor Securities, free and clear of all Liens, other than (i) generally applicable restrictions on transfer under applicable securities Laws, (ii) restrictions on transfer under this Agreement, the Business Combination Agreement and the Ancillary Agreements, (iii) restrictions on transfer disclosed under the Acquiror SEC Filings (including the lock-up provisions disclosed under the Prospectus), and (iv) certain third-party investors’ beneficial interests over the Sponsor Securities pursuant to the agreements disclosed in Schedule A and the restrictions on transfer therein; (B) there are no outstanding preemptive rights, rights of first refusal, put or call rights or obligations with respect to the issuance, sale, or redemption of the Sponsor Securities.

C.  No Conflicts. Except as disclosed in Schedule A, the Insider Letter and the Insider Letter Amendment, the execution and delivery of this Agreement by Sponsor and the transactions contemplated hereby do not and will not (A) conflict with or violate any provision of, or result in the breach of, or default under the Governing Documents of Sponsor, (B) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Sponsor or (C) violate or conflict with any provision of, or result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract to which Sponsor is party.

D.  Litigation. There are no Proceedings pending or, to the Knowledge of Sponsor, threatened against Sponsor or relating to the Sponsor Securities, and Sponsor is not a party to or subject to the provisions of any Governmental Order which would threaten or call into question the validity of, or prevent or delay the consummation of, the transactions contemplated by this Agreement.

E.  Sponsor Securities Consents. Since October 27, 2025, Sponsor has complied with the good faith promise applicable to it under that certain Non-Binding Term Sheet, dated as of October 27, 2025, by and between Acquiror and the Company, to use, and cause its Affiliates to use, their respective good faith efforts to obtain all consents, waivers, and approvals required or advisable for Sponsor to deliver up to 100% of the Sponsor Securities to Apeiron in accordance with the terms of this Agreement (the “Sponsor Securities Consents”), and (B) use commercially reasonable effort to keep Apeiron reasonably apprised of the status of matters relating to obtaining the Sponsor Securities Consents, including by providing prompt notice to Apeiron of any material developments or delays in connection with obtaining the Sponsor Securities Consents, if Sponsor becomes aware of such developments or delays, and responding to reasonable requests from Apeiron and its representatives relating to the status thereof to the extent Sponsor is aware of such information.

F.  Brokers. Neither Sponsor nor any of its officers, directors, or employees has employed a broker or finder or incurred any liability for any brokerage fee, finder’s fee, or other commission in connection with the transactions contemplated hereby.

G.  Securities Act. Any offer and sale of securities under this Agreement is intended to be exempt from registration under the Securities Act. Accordingly, Sponsor represents and warrants to Apeiron that it has the financial ability to bear any economic risk arising from the transactions contemplated by this Agreement.

6.  Covenants of Sponsor.

(a)  Lock-Up. From the date hereof until the expiration of the Option Period, Sponsor agrees that it shall not, directly or indirectly, without the prior written consent of Apeiron, (A) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend or otherwise transfer or dispose of, any Equity Securities in Acquiror or the Surviving Company, as applicable (collectively, the “Lock-Up Securities”); or (B) enter into any swap, hedge, option, derivative or other arrangement including any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap, or any other derivative transaction or instrument, however described or defined, designed or intended to, or which could reasonably be expected to lead to or result in, a sale, loan, or other disposition (whether by the undersigned or someone other than the undersigned) or transfer of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Securities, in cash, or otherwise, in each case except for compliance with the agreements disclosed in Schedule A.

(b)  Regulatory Approvals. On the terms and subject to the conditions set forth in this Agreement, each of Sponsor and Apeiron shall use, and shall cause its respective Affiliates to use, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under this Agreement and applicable Law to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits, and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Put Option or Call Option, as applicable, when exercised hereunder (the “Option Transaction Approvals”). Apeiron shall, and shall cause its Affiliates to, reasonably cooperate with Sponsor in connection with Sponsor’s efforts to obtain the Option Transaction Approvals, including by providing such information and executing such documents as may be reasonably requested by Sponsor. Notwithstanding anything to the contrary herein, in no event shall either Sponsor or its Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent, or waiver to effectuate the transactions contemplated hereby, other than filing, recordation, or similar fees.

(c)  No Actions Impeding Transaction. From the date hereof until the expiration of the Option Period, Sponsor shall not, and shall cause its controlled Affiliates not to, take any action that would reasonably be expected to impede, interfere with, delay, postpone, prevent, or materially delay the consummation of the transactions contemplated hereby.

(d)  Insider Letter Amendment. Prior to or concurrently with the Closing, the Sponsor covenants to ensure that the Acquiror shall deliver to the Company an Insider Letter Amendment provided for in Section 2.4(b)(viii) of the Business Combination Agreement fully executed by all parties necessary for that Insider Letter Amendment to be effective.

(e)  Transaction Expenses. The Sponsor covenants that, after excluding the amount of the deferred underwriting fee payable by Acquiror to CCM, the Estimated Acquiror Transaction Expenses in excess of the Estimated Acquiror Transaction Expenses Cap shall be borne by the Sponsor.

7.  Frustration of Purpose. Neither Sponsor nor Apeiron shall avoid or seek to avoid the observation or performance of any of the terms to be observed or performed by it under this Agreement, whether directly in concert with another Person, or indirectly through such other Person, and shall at all times in good faith cooperate in carrying out all of the provisions and the purpose of this Agreement.

8.  Survival. Each representation, warranty, covenant and other obligation contained in this Agreement shall survive a Put Option Closing Date or the Call Option Closing Date, as applicable, but only until the applicable survival date specified in this Section 8, whereupon it shall terminate; provided, that if a claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended and such provision shall survive, but only with respect to such claim and only until, with respect to such claim, (a) the parties to such dispute have reached agreement in writing resolving such claim, or (b) a court of competent jurisdiction shall have entered a final non-appealable Governmental Order or judgment with respect to a claim.

A.  The representations and warranties set forth in this Agreement shall survive until the day following the expiration of the statute of limitations otherwise applicable to claims for breach of the federal and state Laws governing the liabilities, actions and other matters referred to in such representations and warranties, giving effect to any waivers, tolling or extensions thereof.

B.  The covenants and other agreements contained in this Agreement shall survive until fully performed in accordance with their respective terms, at which time they will terminate.

C.  This Section 8, Section 10, Section 11, Section 12, Section 14, and Section 17 shall survive indefinitely.

9.  Confidentiality.

(a)  The terms of the Non-Disclosure Agreement, dated as of October 11, 2025, (the “Confidentiality Agreement”) are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the expiration of the Option Period, as applicable, at which time the Confidentiality Agreement shall automatically terminate. For the avoidance of doubt, this Section 9 shall not apply to disclosure of information relating to this Agreement to the extent that it is required to be disclosed by Law or the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; provided, that any such disclosures shall to the extent permissible by Law, be made (1) after consultation with Sponsor, and (2) after allowing Sponsor the reasonable opportunity to contest such disclosure, or (3) only to the extent Sponsor has provided its prior written consent to such disclosure.

(b)  Notwithstanding the termination of the Confidentiality Agreement at the expiration of the Option Period, Sponsor shall, and shall cause its Affiliates and Representatives to, (i) keep the terms of this Agreement confidential and not disclose any information relating to the business, financial, or other affairs (including the future plans and financial targets) of Apeiron or the Company. This Section 9(b) shall not apply to disclosure of information (A) to the extent that it is generally known to the public through no breach by Sponsor or any Affiliate of Sponsor, or (B) to the extent that it is required to be disclosed by Law, the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system, any Governmental Order or legal process; provided, that any such disclosures shall to the extent permissible by Law be made (1) after consultation with Apeiron, and (2) after allowing Apeiron the reasonable opportunity to contest such disclosure or (3) only to the extent Apeiron has provided its prior written consent to such disclosure.

10.  Assignment. Neither this Agreement, nor any rights, interests, or obligations hereunder may be assigned or delegated to any other person or entity without the prior written consent of Apeiron or the Sponsor, as applicable and any attempted or purported assignment or delegation without the prior written consent of Apeiron or the Sponsor shall be null and void ab initio; provided, however, that each of Apeiron or Sponsor may assign this Agreement, in whole or in part, to one or more of its Affiliates without the prior written consent of other party subject to any reasonable and customary know-your-customer procedure.

11.  Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals, and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email (excluding out-of-office replies or other automatically generated responses); provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 11:

(a)  If to the Sponsor, to:

A SPAC IV (Holdings) Corp.
The Sun’s Group Centre,

29th Floor, 200 Gloucester Road,

Wan Chai, Hong Kong

Attention: Claudius Tsang

E-mail: claudius.tsang@asapc.co

with copies to (which shall not constitute notice):

Morrison & Foerster

33/F, Edinburgh Tower,

The Landmark,

15 Queen’s Road Central,

Central, Hong Kong

Attention: Xiaoxi Lin

Email: xlin@mofo.com

250 West 55th Street

New York

NY 10019-9601

United States

Attention: John Owen

Email: jowen@mofo.com

(b)  If to Apeiron, to:

Apeiron Investment Group Limited
66 & 67, Beatrice, Amery Street

Silema, SLM 1707, Malta
Attention: Legal Department
Email: legal@apeiron-investments.com

with copies to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Attention: Stuart Neuhauser

Email: sneuhauser@egsllp.com

12.  Specific Performance. Apeiron and Sponsor agree that irreparable damage for which money damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that Apeiron and Sponsor shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, in addition to any other remedy to which any party is entitled at law or in equity. If any Proceeding shall be brought in equity to enforce the provisions of this Agreement, neither Apeiron nor Sponsor shall allege or argue, and each of Apeiron and Sponsor hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The prevailing party in any such Proceeding shall be entitled to recover from the non-prevailing party all reasonable and documented attorneys’ fees, costs, and expenses incurred in connection therewith.

13.  Further Assurances. Apeiron and Sponsor shall, and shall procure that their respective Affiliates, each execute and deliver, or shall cause to be executed and delivered, such documents and other instruments, and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement (including executing any documents or instruments required by the transfer agent in connection with the stock transfer) and give effect to the transactions contemplated hereby in the most expeditious manner practicable.

14.  No Withholding. For the avoidance of doubt, all payments of or with respect to the Put Option Consideration or the Call Option Consideration under this Agreement shall be made without any deduction or withholding. If any deduction or withholding is required to be made, the applicable payment shall be increased so that the Sponsor receives on a net basis the same amount that it would have received if there had been no such deduction or withholding.

15. Third Party Beneficiary. The parties agree that the Company is an intended third-party beneficiary with respect to the provisions of Section 6(e) of this Agreement and has the right to enforce the provisions of Section 6(e) as if it were a party to this Agreement.

16.  Entire Agreement. This Agreement, together with the Business Combination Agreement and the Ancillary Agreements referred to in the Business Combination Agreement (including the Confidentiality Agreement), constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral, or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth in this Agreement.

17.  Miscellaneous. Sections 1.2 (Construction), 11.3 (Waiver), 11.8 (Counterparts), 11.10 (Amendments), 11.12 (Severability), 11.13 (Jurisdiction; Waiver of Jury Trial), and 11.14 (Governing Law) of the Business Combination Agreement are hereby incorporated by reference and made applicable, mutatis mutandis, to this Agreement as if set forth in their entirety herein.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date first written above.

Apeiron Investment Group Limited:

By:	/s/ Mario Frendo
Name:	Mario Frendo
Title:	Director

A SPAC IV (Holdings) Corp.:

By:	/s/ Claudius Tsang
Name:	Claudius Tsang
Title:	Director

Exhibit A

Put Option Consideration

Exhibit B

Call Option Consideration

Exhibit C

Form of Put Option Notice

Apeiron Investment Group Limited

66 & 67, Beatrice,

Amery Street Silema,

SLM 1707, Malta

Dear Sir/Madam,

We refer to the Agreement, dated as of [●], by and between Apeiron Investment Group Limited and A SPAC IV (Holdings) Corp. (the “Sponsor Equity Agreement”). Unless context otherwise requires, capitalized terms used herein and not otherwise described have the meanings ascribed to such terms in the Sponsor Equity Agreement.

Pursuant to Section 3 of the Sponsor Equity Agreement, this letter constitutes notice to you that Sponsor is authorized to exercise and hereby exercises its Put Option in respect of [●] Sponsor Securities as of the date of this notice, which represents [●]% of the Sponsor Securities as of the date of this notice.

Sincerely,

A SPAC IV (Holdings) Corp.

By:
Name:
Title:

Exhibit D

Call Option Notice

A SPAC IV (Holdings) Corp.

The Sun’s Group Centre,

29th Floor, 200 Gloucester Road,

Wan Chai, Hong Kong

Attention: Claudius Tsang

E-mail: claudius.tsang@asapc.co

with copies to (which shall not constitute notice):

Morrison & Foerster

33/F, Edinburgh Tower,

The Landmark,

15 Queen’s Road Central,

Central, Hong Kong

Attention: Xiaoxi Lin

Email: xlin@mofo.com

250 West 55th Street

New York

NY 10019-9601

United States

Attention: John Owen

Email: jowen@mofo.com

Dear Sir/Madam,

We refer to the Agreement, dated as of [●], by and between Apeiron Investment Group Limited and A SPAC IV (Holdings) Corp. (the “Sponsor Equity Agreement”). Unless context otherwise requires, capitalized terms used herein and not otherwise described have the meanings ascribed to such terms in the Sponsor Equity Agreement.

Pursuant to Section 4 of the Sponsor Equity Agreement, this letter constitutes notice to you that Apeiron hereby exercises its Call Option in respect of [●]% Sponsor Securities, which represents [●]% of the Sponsor Securities as of the date of this notice.

Sincerely,

Apeiron Investment Group Limited

By:
Name:
Title: